EXHIBIT 99.1

Media Contact:	Investor Relations:
Bud Perrone	Matt Stover
T 212 843 8068	T 404-465-2227
E bperrone@rubenstein.com	E IR@columbiapropertytrust.com
Columbia Property Trust Reports Second Quarter 2016 Results
ATLANTA--(July 28, 2016)--Columbia Property Trust, Inc. (NYSE: CXP) reported financial results today for the second quarter ended June 30, 2016.
Highlights:

•
For the second quarter of 2016, our Net Income per diluted share was $0.11 and our Normalized Funds from Operations (NFFO)(1) per diluted share was $0.48. Cash flows from operations were $46.6 million and Adjusted Funds from Operations were $41.0 million.

•
We completed 604,000 square feet of leasing during the second quarter of 2016, including a 390,000-square-foot, 30-year, full-building lease with NYU's Langone Medical Center at 222 East 41st Street in Midtown Manhattan.

•
We continued our non-core dispositions with the sale of 800 North Frederick in Suburban Maryland for $48 million. Total dispositions in 2016 are expected to generate proceeds of $700 million to $1 billion.

•	We repaid $39 million of mortgage notes secured by the SanTan Corporate Center buildings, leaving only five mortgages in the entire portfolio.

"We have continued to increase our leasing momentum in the second quarter, beginning with the 30-year lease with NYU’s Langone Medical Center for all of 222 E. 41st Street in New York followed by a market-defining deal for the top two floors at 315 Park Avenue South and an 89-month extension with Toyota Financial Services at SanTan Corporate Center in Phoenix," said Nelson Mills, President and CEO.

"We have completed one additional disposition since the end of the first quarter and continue to make significant progress toward completing our other targeted property sales in line with our expected pricing range. With our properties in Dallas and Denver being marketed for sale and generating strong interest, and our Phoenix asset now positioned to go to market, we expect to have a portfolio deriving more than 70% of its revenues from high-barrier markets in the very near future."

(1) Non-GAAP financial measure. See Definitions and reconciliation between GAAP and non-GAAP financial measures or additional information, including the specific reasons why we provide these non-GAAP financial measures.

Disposition Activity:
In July, we sold 800 North Frederick in suburban Maryland for gross proceeds of $48 million.
We are under contract to sell the 961,000-square-foot 80 Park Plaza property in Newark and we are under contract, subject to completion of due diligence, to sell the 1.3 million-square-foot Key Center Tower and the 400-room Key Center Marriott in Cleveland.
We have recently begun marketing efforts for the 267,000-square-foot SanTan Corporate Center in Phoenix, the 478,000-square-foot South Jamaica Street property in Denver, and the 310,000-square-foot Sterling Commerce property in Dallas. Based on our current expectations, but taking into account the inherent uncertainty of asset sale timing, we have updated our disposition guidance for the year to a range of $700 million to $1 billion of gross proceeds, with $235 million completed to date.
Financing Activity:
In June, using borrowings on the revolving credit facility, we repaid the $39 million SanTan Corporate Center mortgage notes. Proceeds from the sale of 800 North Frederick in July were used to reduce borrowings on our revolving credit facility subsequent to period end.
Portfolio Highlights:
During the second quarter, we entered into leases for an aggregate of 604,000 rentable square feet. Our second quarter leasing activity included 449,000 square feet of new leases, with an average lease term of approximately 31 years, and 155,000 square feet of renewal leases, with an average lease term of approximately seven years.
As of June 30, 2016, our portfolio of 26 office properties was 90.6% leased and 86.8% occupied compared with 92.1% leased and 90.9% occupied as of June 30, 2015, and 92.4% leased and 91.7% occupied as of March 31, 2016.
For leases executed during the quarter, we experienced a 15.7% increase in rental rates on a GAAP basis and an 17.7% decrease in rental rates on a cash basis, primarily due to the 30-year, full-building lease at 222 East 41st Street in Midtown Manhattan.
Financial Results:
Net Income Attributable to Common Stockholders was $13.3 million, or $0.11 per diluted share, for the second quarter of 2016, compared with $8.7 million, or $0.07 per diluted share, for the second quarter of 2015.
Normalized FFO was $58.9 million, or $0.48 per diluted share, for the second quarter of 2016, compared with $66.3 million, or $0.53 per diluted share, in the prior-year period.
Cash flows from operations were $46.6 million for the second quarter of 2016, compared with $64.4 million in the prior-year period. AFFO(1) was $41.0 million for the second quarter of 2016, compared with $45.8 million in the prior-year period.
NOI(1) for the second quarter of 2016 decreased 10.4% based on GAAP rents and decreased 10.5% based on cash rents compared with the prior-year period, primarily due to selling 11 properties on July 1, 2015. Same store NOI(1) for the second quarter of 2016 increased 2.5% based on GAAP rents and increased 2.6% based on cash rents compared with the prior year period.
Our FFO(1) for the second quarter and our NOI(1) for 222 East 41st Street both included a termination fee of $6.2 million related to Jones Day. This termination fee is in lieu of rent for the four months of July through October.

(1) Non-GAAP financial measure. See Definitions and reconciliation between GAAP and non-GAAP financial measures or additional information, including the specific reasons why we provide these non-GAAP financial measures.

Distributions:
For the second quarter of 2016, we paid a dividend of $37.0 million, which was $0.30 per share, or an annualized rate of $1.20 per share. The dividend was paid on June 15, 2016, to stockholders of record as of June 1, 2016.
Share Repurchases:
During the second quarter, we did not make any share repurchases under our $200 million share repurchase program. Since the inception of the program in September 2015, we have acquired 1.8 million shares at an average price of $22.60, for a total expenditure of $41.3 million.
Guidance for 2016:
For the year ending December 31, 2016, the Company raised its guidance range for Normalized FFO of $1.57 to $1.62 per diluted share, and for Net Income in the range of $0.19 to $0.24 per diluted share.
A reconciliation of projected Net Income Available to Common Stockholders per diluted share to projected FFO and Normalized FFO per diluted share is provided as follows:

	Full Year
	2016 Range
	Low	High
Net income	$0.19	$0.24
Add: Real estate depreciation & amortization	1.38	1.38
FFO	1.57	1.62
Adjustments	—	—
Normalized FFO	$1.57	$1.62
Our guidance for 2016 is based on the following assumptions for our portfolio:

•	Leased percentage at year end 2016 of 90% to 92%

•	GAAP straight-line rental income of $16 million to $24 million

•	G&A of $32 million to $34 million

•	Dispositions of $700 million to $1 billion ($235 million sold to date)

•	Acquisitions of $200 million to $400 million

•	Weighted average diluted share count of 123.5 million (excludes impact of share repurchases after July 28, 2016)
Jim Fleming, Executive Vice President and Chief Financial Officer, added, "Our financial results for the quarter were solid, which reflects the increasing quality of our assets and the ability of our experienced local teams to drive results in our key markets. We have updated our 2016 FFO guidance to take into account our recent leasing success as well as our planned disposition activity. We are creating an increasingly well-positioned, growth-oriented office REIT, and we are very pleased with the results."
These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. This annual guidance includes the continued enhancement of the portfolio based on the above assumptions. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and a GAAP basis due to the timing of acquisitions and dispositions, lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Investor Conference Call and Webcast:
We will host a conference call and live audio webcast, both open for the general public to hear, later today at 5:00 p.m. ET to discuss quarterly financial results and business highlights. The number to call for this interactive teleconference is (412) 542-4180. A replay of the conference call will be available through August 5, 2016, by dialing (877) 344-7529 and entering the confirmation number, 10088145.
The live audio webcast of the Company's quarterly conference call will be available online in the Investor Relations section of the Company's website at ColumbiaPropertyTrust.com. The online replay will be available in the Investor Relations section of the Company's website shortly after the call and archived for approximately twelve months following the call.
About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) owns and operates Class-A office buildings in competitive, primarily CBD locations, and over half our investments are in high-barrier-to-entry, primary markets. Our $5 billion portfolio includes 25 office properties containing 12.7 million square feet and one hotel, concentrated in San Francisco, New York, and Washington, D.C. For more information about Columbia, which carries an investment-grade rating from both Moody’s and Standard & Poor’s, please visit www.ColumbiaPropertyTrust.com.

Definitions:
Funds from Operations - FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), represents net income (computed in accordance with GAAP), plus depreciation of real estate assets and amortization of lease-related costs, excluding gains (losses) on sales of real estate and impairment losses on real estate assets. The Company computes FFO in accordance with NAREIT's definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations. We consider FFO an appropriate supplemental performance measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.
Normalized FFO - We calculate Normalized FFO by starting with FFO, as defined by NAREIT, and adjusting for certain items that are not reflective of our core operations, including: (i) real estate acquisition-related costs, (ii) listing costs, (iii) loss on interest rate swaps and (iv) loss on early extinguishment of debt. Such items create significant earnings volatility. We believe Normalized FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Normalized FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Normalized FFO.
Adjusted Funds from Operations - AFFO is calculated by adjusting Cash Flow from Operations to exclude (i) changes in assets and liabilities resulting from timing differences (ii) additional amortization of lease assets (liabilities), (iii) straight-line rental income, (iv) gain (loss) on interest rate swaps, (v) recurring capital expenditures, and adding back (vi) stock based compensation expense and (vii) non-cash interest expense. Because AFFO adjusts for income and expenses that we believe are not reflective of our core operations, we believe AFFO provides useful supplemental information. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net cash flows from operating activities or net income.
EBITDA - EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe EBITDA is a reasonable measure of our liquidity. EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate EBITDA differently and our calculation should not be compared to that of other REITs.
Adjusted EBITDA -Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, real estate acquisition-related costs, discontinued operations adjustments, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe adjusted EBITDA is a reasonable measure of our liquidity. Adjusted EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
Net Operating Income (based on cash rents) -NOI based on cash rents is defined as Adjusted EBITDA adjusted for (i) portfolio general and administrative expense, (ii) interest rate swap valuation adjustments, (iii) interest expense associated with interest rates swaps, (iv) non-cash property operations, (v) straight-line rental income, and (vi) net effect of above/(below) market amortization. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. NOI - cash rents is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.
Net Operating Income (based on GAAP Rents) -NOI based on GAAP rents is defined as Adjusted EBITDA adjusted for (i) portfolio general and administrative expense, (ii) interest rate swap valuation adjustments, and (iii) interest expense associated with interest rates swaps. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. NOI - GAAP rents is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.
Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, guidance, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2015 and subsequently filed periodic reports for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.
Management's Quotes:
Quotes attributed to management within this document reflect management's beliefs at the time of release.

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per-share amounts)

	(Unaudited)
	June 30, 2016	December 31, 2015
Assets:
Real estate assets, at cost:
Land	$844,495	$896,467
Buildings and improvements, less accumulated depreciation of $603,088 and $613,639, as of June 30, 2016 and December 31, 2015, respectively	2,741,929	2,897,431
Intangible lease assets, less accumulated amortization of $235,121 and $250,085, as of June 30, 2016 and December 31, 2015, respectively	236,580	259,136
Construction in progress	14,176	31,847
Real estate assets held for sale, less accumulated depreciation and amortization of $9,897 as of June 30, 2016	43,246	—
Total real estate assets	3,880,426	4,084,881
Investment in unconsolidated joint venture	123,919	118,695
Cash and cash equivalents	23,803	32,645
Tenant receivables, net of allowance for doubtful accounts of $614 and $8 as of June 30, 2016 and December 31, 2015, respectively	11,210	11,670
Straight-line rent receivable	113,921	109,062
Prepaid expenses and other assets	35,230	35,848
Intangible lease origination costs, less accumulated amortization of $161,994 and $181,482, as of June 30, 2016 and December 31, 2015, respectively	65,775	77,190
Deferred lease costs, less accumulated amortization of $41,626 and $40,817, as of June 30, 2016 and December 31, 2015, respectively	87,182	88,127
Investment in development authority bonds	120,000	120,000
Other assets held for sale	10	—
Total assets	$4,461,476	$4,678,118
Liabilities:
Line of credit and notes payable, net of unamortized deferred financing costs of $3,675 and $4,492, as of June 30, 2016 and December 31, 2015, respectively	$1,056,690	$1,130,571
Bonds payable, net of discounts of $870 and $1,020 and unamortized deferred financing costs of $3,311 and $3,721, as of June 30, 2016 and December 31, 2015, respectively	595,819	595,259
Accounts payable, accrued expenses, and accrued capital expenditures	86,010	98,759
Dividends payable	—	37,354
Deferred income	23,793	24,814
Intangible lease liabilities, less accumulated amortization of $85,547 and $81,496, as of June 30, 2016 and December 31, 2015, respectively	49,396	57,167
Obligations under capital leases	120,000	120,000
Liabilities held for sale	132	—
Total liabilities	1,931,840	2,063,924
Commitments and Contingencies	—	—
Equity:
Common stock, $0.01 par value, 225,000,000 shares authorized, 123,463,608 and 124,363,073 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1,234	1,243
Additional paid-in capital	4,564,729	4,588,303
Cumulative distributions in excess of earnings	(2,027,012)	(1,972,916)
Cumulative other comprehensive loss	(9,315)	(2,436)
Total equity	2,529,636	2,614,194
Total liabilities and equity	$4,461,476	$4,678,118

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2016	2015
Revenues:
Rental income	$93,567	$112,916
Tenant reimbursements	18,708	26,519
Hotel income	6,551	6,964
Other property income	9,104	1,725
	127,930	148,124
Expenses:
Property operating costs	40,242	48,083
Hotel operating costs	5,038	5,147
Asset and property management fees	341	503
Depreciation	28,450	33,813
Amortization	14,932	23,738
General and administrative	7,761	7,080
	96,764	118,364
Real estate operating income	31,166	29,760
Other income (expense):
Interest expense	(17,380)	(22,765)
Interest and other income	1,808	1,807
Loss on interest rate swaps	—	(2)
Loss on early extinguishment of debt	(92)	—
	(15,664)	(20,960)
Income before income taxes, unconsolidated joint venture, and loss on sale of real estate	15,502	8,800
Income tax expense	(245)	(91)
Loss from unconsolidated joint venture	(1,952)	—
Income before loss on sale of real estate	13,305	8,709
Loss on sale of real estate	(19)	—
Net income	$13,286	$8,709
Per-share information – basic:
Net income	$0.11	$0.07
Weighted-average common shares outstanding – basic	123,206	124,925
Per-share information – diluted:
Net income	$0.11	$0.07
Weighted-average common shares outstanding – diluted	123,294	125,017
Dividends per share	$0.30	$0.30

COLUMBIA PROPERTY TRUST, INC.
FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2016	2015
Reconciliation of Net Income to Funds From Operations and Normalized Funds From Operations:
Net income	$13,286	$8,709
Adjustments:
Depreciation of real estate assets	28,450	33,813
Amortization of lease-related costs	14,932	23,738
Depreciation and amortization included in loss from unconsolidated joint venture	2,077	—
Loss on sale of real estate	19	—
FFO	58,764	66,260
Loss on early extinguishment of debt	92	—
Normalized FFO	58,856	66,260
Per-share information - basic
FFO per share	$0.48	$0.53
Normalized FFO per share	$0.48	$0.53
Weighted-average shares outstanding - basic	123,206	124,925
Per-share information - diluted
FFO per share	$0.48	$0.53
Normalized FFO per share	$0.48	$0.53
Weighted-average shares outstanding - diluted	123,294	125,017

COLUMBIA PROPERTY TRUST, INC.
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2016	2015
Reconciliation of Cash Flows from Operations to Adjusted Funds From Operations:
Cash flows from operating activities	$46,598	$64,406
Adjustments:
Straight-line rental income - lease terminations	7,059	(3,003)
Other non-cash adjustments related to the unconsolidated joint venture, included in loss from unconsolidated joint venture	(238)	—
Changes in current assets and liabilities	2,179	(562)
Maintenance capital(1)	(14,575)	(15,005)
Adjusted FFO	$41,023	$45,836

(1)
Maintenance capital is defined as Capital expenditures incurred to maintain the building structure and functionality, and to lease space at our properties in their current condition.  Maintenance capital excludes capital for recent acquisitions and first generation leasing.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (BASED ON GAAP RENTS)
(in thousands)

	(Unaudited)
	Three Months Ended June 30,
	2016	2015
Reconciliation of Net Income to Net Operating Income (based on GAAP rents) and Same Store Net Operating Income (based on GAAP rents):
Net income	$13,286	$8,709
Net interest expense	19,479	22,762
Interest income from development authority bonds	(1,800)	(1,800)
Income tax expense	247	91
Depreciation	30,076	33,813
Amortization	15,383	23,738
EBITDA	$76,671	$87,313
Loss on early extinguishment of debt	92	—
Loss on sale of real estate	19	—
Adjusted EBITDA	$76,782	$87,313
General and administrative	7,766	7,080
Interest rate swap valuation adjustment	—	(1,319)
Interest expense associated with interest rate swaps	—	1,321
Net Operating Income (based on GAAP rents)	$84,548	$94,395
Net Operating Income from:
Acquisitions(1)	(6,458)	—
Dispositions(2)	(14)	(18,245)
Same Store NOI (based on GAAP rents)(3)	$78,076	$76,150

(1)	Reflects activity for the following property acquired since April 1, 2015, for all periods presented: 229 West 43rd Street.

(2)
Reflects activity for the following properties sold since April 1, 2015, for all periods presented: 100 East Pratt, 1881 Campus Commons, Market Square (49%), 170 Park Avenue, 180 Park Avenue, 1580 West Nursery Road, Acxiom, Highland Landmark III, The Corridors III, 215 Diehl Road, 544 Lakeview, Bannockburn Lake III, 550 King Street, and Robbins Road.

(3)	Includes Columbia Property Trust's pro rata share (51%) in the Market Square Joint Venture for all periods presented.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (BASED ON CASH RENTS)
(in thousands)

	(Unaudited)
	Three Months Ended June 30,
	2016	2015
Reconciliation of Net Income to Net Operating Income (based on cash rents) and Same Store Net Operating Income (based on cash rents):
Net income	$13,286	$8,709
Interest expense, net	19,479	22,762
Interest income from development authority bonds	(1,800)	(1,800)
Income tax expense	247	91
Depreciation	30,076	33,813
Amortization	15,383	23,738
EBITDA	$76,671	$87,313
Loss on early extinguishment of debt	92	—
Loss on sale of real estate	19	—
Adjusted EBITDA	$76,782	$87,313
General and administrative	7,766	7,080
Interest rate swap valuation adjustment	—	(1,319)
Interest expense associated with interest rate swaps	—	1,321
Straight-line rental income	(3,764)	(3,822)
Net effect of above/(below) market amortization	(1,709)	(2,210)
Net operating income (based on cash rents)	$79,075	$88,363
Net Operating Income from:
Acquisitions(1)	(6,097)	—
Dispositions(2)	(14)	(17,239)
Same store NOI (based on cash rents)(3)	$72,964	$71,124

(1)	Reflects activity for the following property acquired since April 1, 2015, for all periods presented: 229 West 43rd Street.

(2)
Reflects activity for the following properties sold since April 1, 2015, for all periods presented: 100 East Pratt, 1881 Campus Commons, Market Square (49%), 170 Park Avenue, 180 Park Avenue, 1580 West Nursery Road, Acxiom, Highland Landmark III, The Corridors III, 215 Diehl Road, 544 Lakeview, Bannockburn Lake III, 550 King Street, and Robbins Road.

(3)	Includes Columbia Property Trust's pro rata share (51%) in the Market Square Joint Venture for all periods presented.